Exhibit 3.1

FOURTEENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OOMA, INC.

The undersigned, Eric Stang, hereby certifies that:

1. The undersigned is the duly elected and acting President of ooma, Inc., a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on November 19, 2003, under the name of ExploreTel Communications, Inc.

3. The Amended and Restated Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

“ARTICLE I

The name of this corporation is Ooma, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

Effective immediately upon the filing of this Fourteenth Amended and Restated Certificate of Incorporation (the “Effective Time”), (i) each two (2) then-outstanding shares of the Corporation’s Common Stock, each with a par value of $0.0001 per share, shall be and hereby are automatically combined, converted and reconstituted into one (1) fully paid and nonassessable share of Common Stock, par value of $0.0001 per share, (ii) each two (2) then-outstanding shares of the Corporation’s Series Alpha Preferred Stock, each with a par value of $0.0001 per share, shall be and hereby are automatically combined, converted and reconstituted into one (1) fully paid and nonassessable share of Series Alpha Preferred Stock, par value of $0.0001 per share, (iii) each two (2) then-outstanding shares of the Corporation’s Series Alpha-1 Preferred Stock, each with a par value of $0.0001 per share, shall be and hereby are automatically combined, converted and reconstituted into one (1) fully paid and nonassessable share of Series Alpha-1 Preferred Stock, par value of $0.0001 per share and (iv) each two (2) then-outstanding shares of the Corporation’s Series Beta Preferred Stock, each with a par value of $0.0001 per share, shall be and hereby are automatically combined, converted and reconstituted into one (1) fully paid and nonassessable share of Series Beta Preferred Stock, par value of $0.0001 per share, in each case without any action on the part of the holders of such shares (the “Reverse Stock Split”). No fractional shares shall be issued upon the Reverse Stock Split of any share or shares of the Common Stock, Series Alpha Preferred Stock, Series Alpha-1 Preferred Stock or Series Beta Preferred Stock. Whether or not fractional shares would have been issuable (but for the preceding sentence) upon the Reverse Stock Split shall be determined on the basis of the total number of shares represented by each stock certificate of the Corporation. In lieu of issuing fractional shares upon the Reverse Stock Split, the Corporation shall pay holders the fair market value, as of the effective date of the filing of this Fourteenth Amended and Restated Certificate of Incorporation (this “Restated Certificate”) as determined by the Corporation’s Board of Directors, of the fractional shares that would be issued upon the Reverse Stock Split but for the second sentence of this paragraph. Each outstanding stock certificate of the Corporation which, immediately prior to the Effective Time, represents one or more shares of the Corporation’s capital stock shall thereafter be deemed to represent the appropriate number of shares of the Corporation’s capital stock, taking into account the Reverse Stock Split, until such stock certificate is exchanged for a new stock certificate, or the shares are placed in book position, reflecting the appropriate number of shares resulting from the Reverse Stock Split. All share amounts, amounts per share and per share numbers set forth in this Restated Certificate have been appropriately adjusted to reflect the Reverse Stock Split.

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 24,017,410 shares, each with a par value of $0.0001 per share. 15,000,000 shares shall be Common Stock and 9,017,410 shares shall be Preferred Stock.

(B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Restated Certificate may be issued from time to time in one or more series. 8,060,629 shares of Preferred Stock shall be designated “Series Alpha Preferred Stock”, 485,146 shares of Preferred Stock shall be designated “Series Alpha-1 Preferred Stock” and 471,635 shares of Preferred Stock shall be designated “Series Beta Preferred Stock”. The rights, preferences, privileges and restrictions granted to and imposed on the Series Alpha Preferred Stock, Series Alpha-1 Preferred Stock, and Series Beta Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions. The holders of shares of Preferred Stock shall be entitled to receive dividends on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $0.3756 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share then held by them of Series Alpha Preferred Stock, $3.2140 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share then held by them of Series Alpha-1 Preferred Stock, and $1.6962 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share then held by them of Series Beta Preferred Stock; payable when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). Such dividends shall not be cumulative. After payment of such dividends, any additional dividends shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Common Stock).

2. Liquidation.

(a) Series Alpha and Series Beta Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series Alpha Preferred Stock and Series Beta Preferred Stock shall be entitled to receive on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series Alpha-1 Preferred Stock or Common Stock, by reason of their ownership thereof, an amount per share equal to $4.6950 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series Alpha Preferred Stock then held by them and $21.2028 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series Beta Preferred Stock then held by them; plus any declared or accrued but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series Alpha Preferred Stock and Series Beta Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series Alpha Preferred Stock and Series Beta Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) Series Alpha-1 Preference. Subject to the requirements of Section 2(a) above and the requirements of that certain Employment Agreement dated June 19, 2009, by and between the Corporation and Eric Stang, as in effect at any given time (a copy of which is on file with and may be obtained at no cost from the Secretary of the Corporation), in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series Alpha-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, by reason of their ownership thereof, an amount per share equal to $40.1740 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each outstanding share of Series Alpha-1 Preferred Stock then held by them; plus any declared or accrued but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series Alpha-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution pursuant to this Section 2(b) shall be distributed ratably among the holders of Series Alpha-1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive pursuant to this Section 2(b).

(c) Remaining Assets. Upon the completion of the distribution required by Sections 2(a) and 2(b) above, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation.

(d) Deemed Conversion. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Transaction, as defined below, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such Preferred Stock into shares of Common Stock immediately prior to the Liquidation Transaction if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(e) Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Section 2, unless determined otherwise in a written notice to the Corporation by the holders of at least a majority of the outstanding shares of Preferred Stock voting together as a single class on an as converted to Common Stock basis, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if the Corporation shall sell, convey, exclusively license or otherwise dispose of all or substantially all of its property or business or merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation) (any such transaction, including a liquidation, dissolution or winding up of the Corporation, a “Liquidation Transaction”), provided that none of the following shall be considered a Liquidation Transaction: (A) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (B) an equity financing in which the Corporation is the surviving corporation, or (C) a transaction in which the stockholders of the Corporation immediately prior to the transaction own 50% or more of the voting power of the surviving corporation following the transaction. In the event of a merger or consolidation of the Corporation that is deemed pursuant to this section to be a Liquidation Transaction, all references in this Section 2 to “assets of the Corporation” shall be deemed instead to refer to the aggregate consideration to be paid to the holders of the Corporation’s capital stock in such merger or consolidation. Nothing in this subsection 2(e)(i) shall require the distribution to stockholders of anything other than proceeds of such transaction in the event of a merger or consolidation of the Corporation.

(ii) Valuation of Consideration. In the event of a deemed liquidation as described in Section 2(e)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange, the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange over the thirty-day period immediately preceding (but not including) the effective date of such Liquidation Transaction;

(2) If actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over the thirty-day period immediately preceding (but not including) the effective date of such Liquidation Transaction; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate, or restrictions arising from a “market stand-off”, “lock-up” or similar agreement with respect to such securities) shall be to make an appropriate discount from the market value determined as specified above in Section 2(e)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(f) Notice of Liquidation Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Restated Certificate, all notice periods or requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the voting power of the outstanding shares of Preferred Stock that are entitled to such notice rights.

(g) Effect of Noncompliance. In the event the requirements of Section 2 are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(f).

3. Redemption. The Preferred Stock is not redeemable at the option of the holders of Preferred Stock.

4. Conversion. The holders of shares of Preferred Stock shall be entitled to conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to Section 4(c), each share Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $4.6950 in the case of the Series Alpha Preferred Stock, $40.1740 in the case of the Series Alpha-1 Preferred Stock, and $21.2028 in the case of the Series Beta Preferred Stock, by the Conversion Price applicable to such shares, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (such ratio referred to herein as the “Conversion Ratio”). The initial Conversion Price per share shall be $4.6950 in the case of the Series Alpha Preferred Stock, $40.1740 in the case of the Series Alpha-1 Preferred Stock, and $21.2028 in the case of Series Beta Preferred Stock. Such initial Conversion Prices shall be subject to adjustment as set forth in Section 4(d) below.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Ratio then in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, at a public offering price per share (prior to any underwriting discounts and commissions) which values the Corporation on a fully diluted basis (assuming the conversion of all Preferred Stock, the exercise of all outstanding options and warrants and the issuance and exercise of all remaining unissued options under the Corporation’s stockholder-approved stock plans) at not less than $100,000,000, and which results in aggregate cash proceeds to the Corporation of not less than $50,000,000 (prior to deduction of any underwriting discounts, commissions and registration expenses) (a “Qualified IPO”) or (ii) upon a date, or upon the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with a firm commitment underwritten public offering of securities, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Stock Splits and Dividends. In the event the Corporation should at any time after the filing date of this Restated Certificate (the “Filing Date”) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock that is convertible into Common Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(ii).

(ii) Deemed Issuances of Common Stock. The following provisions shall apply for purposes of this Section 4(d).

(A) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued.

(B) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(C) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each series of Preferred Stock that is convertible into Common Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Special Conversion Price Adjustments. Without limiting the provisions of Section 4(d) above, the Conversion Price of the Series Beta Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Liquidation Transaction. In the event the Corporation should at any time after the Filing Date consummate a Liquidation Transaction in which the Conversion Price for the Series B Preferred Stock then in effect is greater than seventy-five percent (75%) of the average initial consideration per share payable to the holders of Common Stock in connection with such Liquidation Transaction, in each case without taking into account the effect of this Section 4(e)(i), then the Conversion Price for the Series Beta Preferred Stock in effect immediately prior to the consummation of such Liquidation Transaction shall be automatically adjusted to a new Conversion Price, which shall be equal to seventy-five percent (75%) of the average initial consideration per share payable to the holders of the Common Stock upon such Liquidation Transaction.

(ii) Qualified IPO. In the event the Corporation should at any time after the Filing Date consummate a Qualified IPO in which the Conversion Price for the Series B Preferred Stock then in effect is greater than seventy-five percent (75%) of the initial public offering price per share of Common Stock issued in connection with such Qualified IPO, in any case without taking into account the effect of this Section 4(e), then the Conversion Price for the Series Beta Preferred Stock in effect immediately prior to the consummation of the Qualified IPO shall be automatically adjusted to a new Conversion Price, which shall be equal to seventy-five percent (75%) of the initial public offering price per share of Common Stock issued in connection with such Qualified IPO.

(f) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i), then, in each such case for the purpose of this Section 4(f), the holders of each series of Preferred Stock that is convertible into Common Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(g) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 2 or this Section 4) provision shall be made so that the holders of each series of Preferred Stock that is convertible into Common Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of such Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of each series of Preferred Stock that is convertible into Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the U.S. mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5. Voting Rights.

(a) Except as expressly provided by this Restated Certificate or as provided by law, the holders of Preferred Stock shall have the same voting rights as the holders of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and the holders of Preferred Stock shall vote together as a single class on all matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) With respect to the election of directors, the holders of the Series Alpha Preferred Stock, voting as a separate class, shall be entitled to elect three (3) members of the Board of Directors of the Corporation; the holders of the Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors of the Corporation; and the holders of the Preferred Stock and the Common Stock, voting together as a single class on an as-converted basis, shall be entitled to elect all remaining members of the Board of Directors of the Corporation. Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the Delaware General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Director’s action to fill such vacancy by voting for their own designee to fill such vacancy (i) at a meeting of the Corporation’s stockholders or (ii) pursuant to a written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6. Protective Provisions. So long as at least 500,000 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the outstanding shares of Preferred Stock voting together as a single class:

(a) effect a Liquidation Transaction;

(b) alter or change the rights, preferences or privileges of the Series Alpha Preferred Stock, Series Alpha-1 Preferred Stock or Series Beta Preferred Stock so as to affect adversely the shares of such series;

(c) declare or pay a dividend or other distribution with respect to any shares of the Corporation’s capital stock;

(d) redeem, purchase or otherwise acquire (or pay into or set aside funds for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

(e) create, authorize or issue any debt security if the aggregate indebtedness of the Company and its subsidiaries for borrowed money following such action would exceed $100,000 without the approval of the Board of Directors, including a majority of the members of the Board of Directors elected and/or designated by the holders of Preferred Stock;

(f) change the number of authorized directors unless approved by the Board of Directors, including a majority of the members of the Board of Directors elected and/or designated by the holders of Preferred Stock;

(g) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that materially adversely affects the holders of the Series Alpha Preferred Stock, Series Alpha-1 Preferred Stock or Series Beta Preferred Stock;

(h) increase or decrease (other than by conversion) the total number of authorized shares of Common Stock, Series Alpha Preferred Stock, Series Alpha-1 Preferred Stock or Series Beta Preferred Stock; or

(i) authorize or issue, or obligate itself to issue, any other equity security (other than any series of Preferred Stock authorized by this Restated Certificate), including any security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the series of Preferred Stock authorized by this Restated Certificate with respect to voting (other than the pari passu voting rights of Common Stock), dividends, redemption, conversion or upon liquidation.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(C) Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

3. Redemption. The Common Stock is not redeemable at the option of the holders of Common Stock.

4. Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V

Except as otherwise set forth herein, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

Distributions by the Corporation may be made without regard to “preferential dividends arrears amount” or any “preferential rights,” as such terms may be used in Section 500 of the California Corporations Code.

ARTICLE VIII

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”

ARTICLE IX

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws, or (D) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.”

*    *    *

The foregoing Fourteenth Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed at Palo Alto, California, on July 2nd, 2015.

/s/ Eric Stang
Eric Stang, President

SIGNATURE PAGE TO

FOURTEENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF OOMA, INC.